Exhibit 4.11

FIRSTLEAP EDUCATION

SERIES A PREFERRED SHARES PURCHASE AGREEMENT

July 9, 2012

	4.7	No Liabilities and Claims	25
5.	REPRESENTATIONS AND WARRANTIES OF INVESTOR		25
	5.1	Status	25
	5.2	Authorization	25
	5.3	Purchase for Own Account	26
	5.4	Exemption from Registration; Restricted Securities	26
	5.5	Fund	26
6.	COVENANTS OF THE GROUP COMPANIES AND THE FOUNDERS		26
	6.1	Use of Proceeds	26
	6.2	Compliance with Applicable Law	27
	6.3	Qualifications	27
	6.4	Indemnification	27
	6.5	Investment by the Group Companies	28
	6.6	Additional Covenants	29
	6.7	Anti-corruption	29
	6.8	Share Pledge Registration	30
	6.9	Regulatory Filings	30
	6.10	Sufficient Insurance	30
	6.11	Registered Address	30
	6.12	Amendment of Student Agreement	30
	6.13	Related Party Transactions	30
	6.14	Qualified IPO	31
	6.15	Redemption	31
	6.16	Other Covenants	31
7.	CONDITIONS TO INVESTOR’ S OBLIGATIONS AT THE CLOSING		31
	7.1	Representations and Warranties True and Correct	31
	7.2	Performance of Obligations	31
	7.3	Proceedings and Documents	32
	7.4	Authorization	32
	7.5	Compliance Certificate	32
	7.6	Constitutional Documents	32
	7.7	Execution of Other Transaction Agreements	32
	7.8	Good Standing	32
	7.9	Board of Directors	32
	7.10	Register of Members	33
	7.11	No Material Adverse Change	33
	7.12	Internal Approvals	33
	7.13	Employment Agreements and Non-compete	33
	7.14	Compliance with SAFE Rules and Regulations	33
	7.15	Pre-Closing Restructuring	34
	7.16	Due Diligence	34
	7.17	Execution of Post-Closing Transactions’ Documents	34
	7.18	Termination of Share Option Agreements	34
	7.19	Termination of Capital Increase Agreement	34
	7.20	Termination of Founders’ Personal Guarantee	34
	7.21	Legal Opinion	34

8.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING		34
	8.1	Representations and Warranties	34
	8.2	Execution of Transaction Agreements	35
9.	MISCELLANEOUS		35
	9.1	Survival	35
	9.2	Successors and Assigns	35
	9.3	Entire Agreement	35
	9.4	Notices	35
	9.5	Amendments and Waivers	36
	9.6	Delays or Omissions	36
	9.7	Finder’s Fees	36
	9.8	Interpretation; Titles and Subtitles	36
	9.9	Counterparts	36
	9.10	Severability	36
	9.11	Confidentiality and Non-Disclosure	36
	9.12	Further Assurances	38
	9.13	Governing Law	38
	9.14	Dispute Resolution	38
	9.15	Expenses	38
	9.16	Termination of this Agreement	39
	9.17	Signing and Binding	39
	9.18	Effectiveness and Validity	39
	9.19	Supremacy of this Agreement	39

EXHIBITS

Exhibit A: Schedule of the Key Holders

Exhibit B: Schedule of the PRC Domestic Companies

Exhibit C: Schedule of the Schools

Exhibit D: Schedule of Investment Particulars

Exhibit E: Capitalization Table

THIS SERIES A PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 9, 2012 by and among:

(1)                                 Firstleap Education, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands with its registered address at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY-1-1112, Cayman Islands (the “Company”);

(2)                                 Firstleap Education (HK) Limited, a company duly incorporated and validly existing under the Laws of Hong Kong with its registered address at 12F, Ruttonjee House, 11 Duddell Street, Central, Hong Kong (the “HK Company”);

(3)                                 Beijing Lebai Education Consulting Co., Ltd. (北京乐柏教育咨询有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC with its registered address at Room 4-02, 4-09, 4-10 and 4-15, 4th Floor of Building No.4, 6th Yard, Fu Tong East Avenue, Wang Jing, Chaoyang District, Beijing, PRC (北京市朝阳区望京阜通东大街6号院4号楼四层4-02、4-09、4-10、4-15号) (the “Beijing Company”);

(4)                                 Nanjing Lebai Education Information Consulting Co., Ltd. (南京乐柏教育信息咨询有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC with its registered address at Room 101, Yule Building, Wanda Plaza, No. 98 Jiang Dong Middle Road, Jianye District, Nanjing, Jiangsu Province, PRC (南京市建邺区江东中路98号万达广场娱乐楼101) (the “Nanjing Company”);

(5)                                 Chongqing Firstleap Education Information Consulting Co., Ltd. (重庆励步教育信息咨询有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC with its registered address at 5th Floor, No. 368 Bei Bin Yi Road, Jiangbei District, Chongqing, PRC (重庆市江北区北滨一路368号第五层) (the “Chongqing Company”);

(6)                                 Hefei Lebai Education Consulting Co., Ltd. (合肥乐柏教育咨询有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC with its registered address at Haiziwang Shopping Mall, 3rd Floor, Wan Da Plaza Zong He Building, No. 130 Wu Hu Road, Baohe District, Hefei, Anhui Province, PRC (合肥市包河区芜湖路130号万达广场综合楼三楼孩子王商城内) (the “Hefei Company”, together with the Beijing Company, the Nanjing Company and the Chongqing Company, the “PRC Domestic Companies” and each a “PRC Domestic Company”);

(6)                                 Each of the individuals whose names are set forth in Part A of Exhibit A (collectively, the “Founders” and each a “Founder”);

(7)                                 Each of the entities set forth in Part B of Exhibit A (collectively, the “Founder Holdcos” and each a “Founder Holdco”, together with the Founders, the “Key Holders” and each a “Key Holder”); and

(8)                                 The investor whose name is set forth in Exhibit D (the “Investor”).

The Company, the HK Company, the PRC Domestic Companies, the Key Holders and the Investor may hereinafter collectively be referred to as the “Parties” and respectively referred to as a “Party”.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, at the Closing, the Company desires to issue and sell to the Investor and the Investor desires, severally but not jointly, to purchase from the Company that number of Series A-1 Preferred Shares (as defined below) as set forth opposite the Investor’s name in the corresponding column in Exhibit D attached hereto on the terms and conditions set forth in this Agreement.

WHEREAS, the PRC Domestic Companies are sponsors of the schools and training centres set forth in Exhibit C (the “Schools”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.                                      DEFINITIONS

1.1                               Certain Defined Terms. For purposes of this Agreement:

“Action” means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, (a) with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (b) in the case of an individual, shall include, without limitation, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons. In the case of an Investor, shall include (i) any Person who holds Series A Preferred Shares as a nominee for the Investor, (ii) any shareholder of the Investor, (iii) any entity or individual who has a direct or indirect interest in the Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Investor or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, the Investor shall not be deemed to be an Affiliate of any Group Company.

“Approval” means any approval, license, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Benefit Plan” means any deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement or any other plan established or maintained by any Group Company (or any predecessor of a Group Company) which provides or provided benefits for any employee of any Group Company or with respect to which contributions are or have been made by any Group Company on account of an employee of any Group Company, except for those contained in the employment contracts in ordinary forms used by the Group Companies.

“Business” means, in respect of a Group Company, the business it currently conducts and it currently proposes to conduct.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable laws or executive order to be closed in Beijing or Hong Kong or Cayman Islands.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, joint venture or shareholders agreement or equivalent documents, and business license, in each case as amended; and means, as to PRC limited liability companies, the business license, articles of association, shareholders agreement or equivalent documents.

“Circular 75” means the Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Round-trip Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, and any implementation successor rule or regulation under the PRC Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Director Indemnification Agreements” means the Director Indemnification Agreements entered into by the Company with the Investor and the Investor Director  in substantially the form attached hereto as Exhibit I.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement as Exhibit F, dated as of the date hereof, and further updated as of the Closing Date, delivered by the Warrantors to the Investor on  the date hereof, and the Closing Date, respectively, in connection with this Agreement.

“Domestic Resident” has the meaning set forth in Circular 75 and/or other Law related to Circular 75.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Governmental Authority” means any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, the British Virgin Islands, Hong Kong or any other jurisdiction, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” means the Company, the HK Company and the PRC Companies.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or Tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, whether directly or indirectly.

“Intellectual Property” means any and all (a) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (d) URLs, domain names, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (f) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (g) trade names, trade dress, trademarks, service marks, and registrations and applications therefor, and (h) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Key Employees” means the employees of the Group Companies that have been identified by the Investor as key employees, the names of which have been listed in Section 3.22(a) of the Disclosure Schedule.

“Knowledge” including the phrase “to the best Knowledge of the Warrantors” means, with respect to the Warrantors, the actual knowledge of the Founders and each of the Key Employees of each Group Company, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of each Group Company and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Liabilities” means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise,  and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects or liabilities of the Group Companies taken as a whole, (b) material impairment of the ability of any Group Company or any Founder to perform the material obligations of such Person hereunder or under any other Transaction

Agreement, as applicable, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Agreement against any Group Company or any Founder.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.001 per share.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (a) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens and (b) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China but solely for purposes of this Agreement and the other Transaction Agreements, does not include Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

“PRC Companies” means the WFOE and the PRC Domestic Companies.

“PRC GAAP” means the generally accepted accounting principles in the PRC in effect from time to time.

“Pre-Closing Restructuring” means that (i) Wu Guanqun (吴冠群) shall transfer all of his equity interest in the Beijing Company to Wu Ying (吴颖), (ii) the WFOE shall have been duly incorporated under the PRC Law; (iii) the WFOE shall have duly agreed to execute such documents in order to comply with the provisions in this Agreement to the satisfaction of the Investor, and (iv) the WFOE shall have duly entered into the restructuring documents in form and substance satisfactory to the Investor (the “Restructuring Documents”) with the Beijing Company and its shareholders (i.e. the registered shareholders as of the Closing Date).

“Public Official” means (a) any employee or official of any Governmental Authority, including any employee or official of any entity owned or controlled by a Governmental Authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee or associate, (d) any employee or official of an international organization, or (e) any person who acts in an official capacity for or on behalf of any of the foregoing.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A-1 Preferred Shares” means the series A-1 preferred shares of the Company, par value US$0.001 per share.

“Statement Date” means May 31, 2012.

“Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with U.S. GAAP; or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Company, the PRC Companies, the Schools and any other Subsidiary to be established by any of them from time to time.

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any loss or tax Liability incurred in connection with the determination, settlement or litigation of any Liability arising therefrom.

“Tax Return” means any return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Tax, including any schedule or attachment thereto.

“Transaction Agreements” means this Agreement, the Shareholders Agreement, the Amended M&AA, the Director Indemnification Agreements, the Restructuring Documents, the schedules and exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“US$” or “$” means the lawful currency of the United States of America.

“U.S. GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time.

“WFOE” means a wholly foreign owned enterprise to be established in the PRC before the Closing, 100% equity interest of which shall be owned by the HK Company.

1.2                               Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)                                 the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                                   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)                                  references to a Person are also to its successors and permitted assigns; and

(h)                                 the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

2.                                      SALE AND PURCHASE, CLOSING

2.1                               Authorization.

As of the Closing, the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of a total of 1,185,000 Series A-1 Preferred Shares, having the rights, preferences, privileges and restrictions set forth in the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit G (the “Amended M&AA”) and that certain Shareholders Agreement attached hereto as Exhibit H (the “Shareholders Agreement”).

2.2                               Agreement to Purchase and Sale.

Subject to the terms and conditions hereof, at the Closing, the Company agrees to issue and sell to the Investor, and the Investor hereby agrees to subscribe for and purchase from the Company, that number of Series A-1 Preferred Shares (the “Purchase Shares”) set out opposite such Investor’s name in the relevant column of Exhibit D, at a price of US$3.797 per share, amounting to the aggregate purchase price amount set out opposite the Investor’s name in the relevant column of Exhibit B. The aggregate consideration for the subscription for and purchase of the Series A-1 Preferred Shares pursuant to this Section 2.2 shall be US$4,500,000 (the “Closing Consideration”).

2.3                               Closing.

The consummation of the purchase and sale of the Purchase Shares shall be conducted by exchange of documents, on a date no later than ten (10) Business Days after the fulfilment or waiver of the conditions to the Closing as set forth in Section 7 and Section 8 respectively, or at such other place and time as the Company and the Investor may mutually agree upon (the “Closing”, and the date of the Closing, the “Closing Date”).

2.4                               Closing Deliverables.  At the Closing, the Company shall deliver or cause to be delivered the following items to the Investor, against payment by the Investor of the Closing Consideration:

(i)                                     a duly issued share certificate representing the Purchase Shares purchased by the Investor pursuant to Section 2.2;

(ii)                                  a compliance certificate dated as of the Closing Date signed by a duly authorized representative of each Group Company and each of the Founders certifying that all the conditions specified in Section 7 have been fulfilled and stating that there shall have been no Material Adverse Effect since the Statement Date;

(iii)                               executed counterparts of each Transaction Agreement to which any of the Group Companies or any Key Holder is a party;

(iv)                              certified copies of the directors’ resolutions and/or shareholders’ resolutions of the Founder Holdcos and the Group Companies, where appropriate, approving, among other things, (A) the issuance and sale of the Purchase Shares to the Investor, (B) the issue of new share certificate in respect of the Purchase Shares to the Investor, and (C) the execution, delivery and performance of the Transaction Agreements to which such entity is a party;

(v)                                 the Amended M&AA in the form attached hereto as Exhibit G which shall have been adopted by all necessary action of the board of directors of the Company (the “Board”) and the shareholders of the Company;

(vi)                              a certificate of good standing issued by the applicable authority in the Cayman Islands in customary form and substance satisfactory to the Investor, dated no earlier than twenty (20) days prior to the Closing Date;

(vii)                           a certified true copy of the register of members as of the Closing Date showing the Investor is the holder of the Purchase Shares contemplated hereby and a certified true copy of register of directors of the Company as of the Closing Date reflecting the appointment of the Investor Director (as defined below); and

(viii)                        an employment contract and a confidentiality, non-competition and invention assignment agreement each duly signed by each Key Employee in the form and substance to the satisfaction of the Investor.

(b)                                 At the Closing, the Investor shall deliver or cause to be delivered:

(i)                                     the aggregate purchase price amount set forth opposite its name in the relevant column of Exhibit D hereto, by wire transfer in immediately available funds of US dollar to a bank account of the Company, the details of which shall be provided by the Company to the Investor at least five (5) Business Days prior to the Closing Date; and

(ii)                                  executed counterparts of each Transaction Agreement to which the Investor is a party.

2.5                               Post-Closing Transactions.

The Founders and the Group Companies shall cause the following transactions occur and close within thirty (30) days after Closing: (i) one of the angel investors of the Company, Cheng Wai, shall transfer 87,000 Ordinary Shares of the Company (the “Transfer Shares”) to the Investor at the purchase price of US$3.284 per share, and the aggregate price to be received by Cheng Wai shall be US$285,714 for the aforesaid share transfer; (ii) all of the Transfer Shares shall be re-designated as series A-2 preferred shares of the Company with a par value of US$0.001 each (the “Series A-2 Preferred Shares”) with a purchase price per share of US$3.284 (collectively, the “Post-Closing Transactions”). Except for the different purchase price per share, the Series A-2 Preferred Shares shall bear the same rights and obligations with those of the Series A-1 Preferred Shares provided herein and in any other Transaction Agreement, and the Series A-1 Preferred Shares and the Series A-2 Preferred Shares shall be collectively referred to as the “Series A Preferred Shares” in all the Transaction Agreements. The Parties hereby agree to fully cooperate with the Post-Closing Transactions and agree to take all necessary actions including executing all necessary documents for this purpose.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES AND THE FOUNDERS

Each Group Company and each Key Holder (collectively the “Warrantors” and each a “Warrantor”), hereby jointly and severally represent and warrant to the Investor that, including those and as otherwise qualified or excepted as set forth in the Disclosure Schedule (which shall be in form and substance satisfactory to the Investor), as of the date hereof, and the Closing Date hereunder (or, if such representations and warranties are made with respect to a certain date, as of such date), each of the statements contained in this Section 3 is true, accurate and complete.

3.1                               Organization, Good Standing and Qualification.

The Company is duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Founder Holdcos is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands. The HK Company is duly organized, validly existing and in good standing under the Laws of Hong Kong. Each of the PRC Companies (in case of WFOE, as of the Closing Date) is duly established, validly existing and in good standing with its business license and its articles of association are in full force and effect under, and in compliance with, the Laws of the PRC. Each other Group Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each School is duly organized, validly existing and in good standing under the applicable laws of PRC. Each Group Company and each School has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on the Business, and is duly qualified to transact business in each jurisdiction. The Founder Holdcos, the Company and the HK Company were formed solely to acquire and hold the equity interests in the other Group Companies and since its formation have not engaged in any other business and have not incurred any Liability. All Approvals by the applicable Governmental Authorities required in respect of the Group Companies and the Schools and their operations have been duly completed in accordance with the relevant Laws.

3.2                               Capitalization.

Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a)                                 Series A Preferred Shares. 1,272,000 preferred shares of the Company, par value US$0.001 per share, are designated as Series A Preferred Shares, among which 1,185,000 shares shall be designated as Series A-1 Preferred Shares, and 87,000 shall be designated as Series A-2 Preferred Shares, none of which are issued and outstanding; and

(b)                                 Ordinary Shares.  A total of 48,728,000 Ordinary Shares, par value US$0.001 per share, of which 100,000 share is issued and outstanding.

(c)                                  Options, Warrants, Reserved Shares.  The Company will reserve at least 1,271,000 Ordinary Shares for issuance upon the conversion of the Series A Preferred Shares prior to or as of Closing (collectively, the “Conversion Shares”), and will reserve 300,000 Ordinary Shares for issuance under the employee stock incentive plan of the Company (“ESOP”) which will be adopted following the Closing.  Except as described above and as disclosed in the Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the Company.  Apart from the exceptions noted in this Section 3.2 and the Transaction Agreements, no shares (including the Ordinary Shares and Series A Preferred Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any pre-emptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person).

(d)                                 Section 3.2(d) of the Disclosure Schedule completely and accurately lists, as of (1) immediately prior to the Closing, and (2) immediately after the Closing, the outstanding and authorized Equity Securities of the Company, and the shareholding structure of each of HK Company, WFOE and the PRC Domestic Companies as of the Closing, including the record holders thereof, the issuance date, and the terms of any vesting applicable thereto.

(e)                                  The registered capital of the PRC Domestic Companies has been fully paid according to the PRC Law and its articles of association on the date hereof.

(f)                                   All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts, and are fully paid and non-assessable. All share capital of each Group Company is and as of the Closing shall be free of any and all Liens (except as provided under the Transaction Agreements).  There are no (a) resolutions pending to increase the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (b) dividends which have accrued or been declared but are unpaid by any Group Company.

(g)                                  No Group Company’s Contracts relating to its Equity Securities provides for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events.  No Group Company has ever adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

3.3                               Subsidiaries.

Section 3.3 of the Disclosure Schedule sets forth (i) a complete structure chart showing the Group Companies, and indicating the ownership and Control relationships among all Group Companies and the Founders, and (ii) a full list of all Schools operated by the Group Companies.  Except of the Restructuring Documents, there is no agreement between any Founder, any Group Company and/or any other Person with respect to the ownership or Control of any of the Group Companies and/or the Schools.  No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

3.4                               Due Authorization.

Each Warrantor has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each Warrantor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Agreements to which it is a party, the performance of all obligations of each Warrantor thereunder, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale, transfer and delivery of the Purchase Shares, has been taken or will be taken prior to the Closing.  This Agreement has been duly executed and delivered by each Warrantor. This Agreement and each of the Transaction Agreements are, or when executed and delivered by such Warrantor shall be, valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5                               Valid Issuance of Purchase Shares.

The Purchase Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of any Liens (except as provided under applicable securities Laws and under the Transaction Agreements).

3.6                               Governmental Consents.

No Approval with respect to or on the part of any Group Company or any Founder is required in connection with its valid execution, delivery, or performance of this Agreement or the Transaction Agreements or the offer, sale, issuance, transfer or reservation for issuance of any Purchase Shares.

3.7                               Offering.

Subject in part to the truth and accuracy of the Investor’s representations set forth in Section 4 of this Agreement, the offer, sale, transfer and issuance of the Purchase Shares, as contemplated by the Transaction Agreements, are exempt from the qualification, registration and prospectus delivery requirements of any applicable securities Laws.

3.8                               Regulatory Matters.

(a)                                 The Key Holders and the Group Companies have obtained any and all Approvals from applicable Governmental Authorities and have fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary with respect to the Founders and their investment in the Group Companies, and with respect to the Group Companies and their operations. The Schools have obtained any and all Approvals from applicable Governmental Authorities and have fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary with respect to their establishment and operations. All filings and registrations with applicable Governmental Authorities required with respect to the Group Companies, the Founders and the Schools have been duly completed in accordance with applicable Law. Neither any Founder nor any Group Company has received any letter or notice from any applicable Governmental Authorities notifying it of the revocation of any Approval issued to it or any Schools or the need for compliance or remedial actions with respect to the activities carried out directly or indirectly by any Founder or any Group Company or any School. Each Group Company and each School has been conducting its business activities within the permitted scope of business or is otherwise operating its Businesses in full compliance with all relevant Laws and Governmental Orders, including providing products and/or services with all requisite licenses, permits and approvals granted by the competent Governmental Authorities.  Neither any Founder nor any Group Company has reason to believe that any authorization of any Governmental Authority, license or permit required for the conduct of any part of its Business and/or for the operation of any School which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

(b)                                 Each holder of any Equity Securities of the Company (each, a “Company Security Holder”), who is a Domestic Resident and subject to any of the registration or reporting requirements of Circular 75 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied with such reporting and/or registration requirements under the SAFE Rules and Regulations. Neither the Warrantors nor any of the Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. Each Group Company has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authority necessary under the PRC Law to conduct foreign exchange transactions as now being conducted by it.

(c)                                  The Beijing Company has obtained any and all Approvals from applicable Governmental Authorities and has fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary with respect to its franchising agreements entered into with any and all franchisees for Firstleap Education and the relevant businesses conducted thereunder.  The Beijing Company has not violated any of such franchising agreements in any material aspect and, to the best knowledge of the Warrantors, each of the training centres of Beijing Company is duly established under PRC Law and has been operating in full compliance with PRC Law.  To the best knowledge of the Warrantors, each of the franchised schools and training centres of Beijing Company (the “Franchised Schools”) is duly established and operated in accordance with the Law of the People’s Republic of China on the Promotion of Privately-run Schools (《中华人民共和国民办教育促进法》) and relevant regulations.

3.9                               Tax Matters.

(a)                                 Each Group Company and each School (i) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (ii) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (i) and (ii), unpaid Taxes that are in contest with the Tax authority by any Group Company or any School in good faith or are nonmaterial in amount.

(b)                                 Each Tax Return referred to in paragraph (a) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company or School have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company or any School is or may be subject to taxation by that jurisdiction.

(c)                                  The assessment of any additional Taxes with respect to the applicable Group Company or School for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined in Section 3.11 below), and there are no unresolved questions or claims concerning any Tax Liability of any Group Company or any School. Since the Statement Date, no Group Company/School has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company/School, and there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company/School.

(d)                                 No Group Company/School has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company/School is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(e)                                  No Group Company/School is or has ever been a PFIC or CFC. No Group Company anticipates that it will become a PFIC or CFC for the current taxable year or any future taxable year.

3.10                        Charter Documents; Books and Records.

The Charter Documents of each Group Company/School are in the form provided to the Investor. Each Group Company/School has made available to the Investor or its counsel a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately. Each Group Company/School maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice.

3.11                        Financial Statements.

The Warrantors have provided the Investor with the financial statements of the Group Companies consisting of (i) the audited balance sheet and statements of operations and cash flows for the Group Companies and the Schools for the fiscal year ended as of December 31, 2010, (ii) the audited balance sheet and statements of operations and cash flows for the Group Companies and the Schools for the fiscal year ended as of December 31, 2011, and (iii) the unaudited balance sheet and statements of operations and cash flows for the Group Companies and the Schools for the period from January 1, 2012 to May 31, 2012 prepared (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of the relevant Group Company, (ii) fairly present the financial condition and position of the relevant Group Company as of the dates indicated therein and the results of operations and cash flows of the relevant Group Company for the periods indicated therein, except in the case of unaudited financial statements for the absence of notes, and (iii) were prepared in accordance with PRC GAAP applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with PRC GAAP), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full.  There are no contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Group Companies.

3.12                        Activities since the Statement Date.

Since the Statement Date and except as provided by the Transaction Agreements, the Group Companies and the Schools have operated the Business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect or any change in the way the Group Companies and the Schools conduct the Business, no Group Company/School has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been by or with respect to any Group Company/School:

(a)                                 any purchase, acquisition, sale, lease, disposal of or other transfer of any assets (including any license of Intellectual Property Rights to third parties) that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(b)                                 any waiver, termination, settlement or compromise of a valuable right or of a debt;

(c)                                  any incurrence, creation, assumption, repayment, satisfaction, or discharge of (i) any Lien or (ii) any indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(d)                                 any amendment to any Material Contract, any entering of any new Material Contract, or any termination of any Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document;

(e)                                  any change in any compensation arrangement or agreement with any Key Employee of any Group Company, or adoption of any new Benefit Plan, or any change in any existing Benefit Plan;

(f)                                   any declaration, setting aside or payment or other distribution with respect to any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(g)                                  any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or business of any Group Company/School;

(h)                                 any change in accounting methods or practices or any revaluation of any of its assets;

(i)                                     except in the ordinary course of business consistent with its past practice, entry into any closing agreement with respect to Taxes, settlement of any claim or assessment with respect to any Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to any Taxes, entry or change of any Tax election, change of any method of accounting resulting in any amount of additional Tax or filing of any amended Tax Return;

(j)                                    any commencement or settlement of any Action; or

(k)                                 any agreement or commitment to do any of the things described above in this Section 3.12.

3.13                        Action and Government Orders.

There is no Action pending or currently threatened against any Group Company/School or any of the officers, directors or employees of any Group Company/School with respect to the respective businesses of each Group Company/School, nor is any Warrantor aware of any basis for any of the foregoing, including with respect to any Action involving the prior employment of any employees of any Group Company/School, their use in connection with such Group Company/School’s Business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. There is no Governmental Order in effect and binding on any Group Company/School or their respective assets or properties. There is no Action by any Group Company/School pending. No Government Authority has at any time challenged or questioned in writing the legal right of any Group Company/School to conduct its business as presently being conducted. No Group Company/School has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its Business.

3.14                        Liabilities.

The total amount of outstanding Liabilities of the Group Companies and Schools as of June 30, 2012 hereof is RMB106,516,831.03. From the date hereof till the Closing Date, no Group Company/School will occur any additional Liabilities except for (i) Liabilities set forth in the Financial Statements that have not been satisfied since the date hereof, and (ii) current Liabilities incurred since the date hereof in the ordinary course of the Group’s business consistent with its past practices as listed in the Disclosure Schedule or otherwise disclosed to the Investor to the satisfaction of the Investor.  There will not be any material Liabilities undisclosed to the Investor as of the Closing Date.

3.15                        Material Contracts.  The Warrantors have provided the Investor with each of the Contracts the term of which has not yet expired and to which a Group Company or a School is bound that (i) involves obligations (contingent or otherwise) of, or payments in excess of, RMB500,000 individually or in the aggregate per annum or that has terms in excess of one (1) year, (ii) involves Intellectual Property that is material to a Group Company or a School (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group Companies on non-exclusive and non-negotiated terms), (iii) restricts the ability of a Group Company or a School to compete or to conduct or engage in any business or activity in any territory, (iv) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (v) involves any provisions providing exclusivity, “change in control”, “most favored nation” status, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (vi) is with a Key Employee, director, shareholder or Affiliate, (vii) involves an extension of material credit, a guaranty or assumption of any obligation of any third party, or the grant of a Lien, (viii) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets (including any Intellectual Property Rights) or of a business, (ix) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (x) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property, (xi) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (xii) is between any two (2) or more Group Companies/Schools, (xiii) is with a Governmental Authority or any state-owned enterprise, (xiv) related to establishment, subdivision or termination of any School or is franchising or lease  agreement with any third party; or (xv) is otherwise material to a Group Company or a School (collectively, the “Material Contracts”). And all Material Contracts are listed out in the Section 3.15 of Disclosure Schedule.

(b)                                 A complete, accurate, true, and fully-executed copy of each Material Contract has been delivered to the Investor or its counsel. Each Material Contract is a valid and binding agreement of the relevant Group Company or School that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect, and such Group Company or School has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company/School or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Agreements will occur. No Group Company/School has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company/School has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

3.16                        Compliance with Laws and Governmental Orders.

(a)                                 Each Group Company and each School has been and is in compliance with all Laws and all Governmental Orders that are applicable to it or to the conduct or operation of its Business or the ownership or use of any of its assets or properties. The Business conducted by each Group Company and each School is in full compliance with applicable laws and regulations.

(b)                                 No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company/School of, or a failure on the part of such Group Company/School to comply with, any Law or Governmental Order or (ii) may give rise to any obligation on the part of a Group Company/School to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c)                                  No Group Company/School has received any notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Governmental Order or (ii) any actual, alleged, possible or potential obligation on the part of such Group Company/School to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Group Companies and the Schools are not under investigation with respect to a violation of any Law or Governmental Order.

(d)                                 Each of the Group Companies and the Schools, and each of its directors, officers, employees, agents and other persons explicitly authorized to act on its behalf and the Founders (collectively, the “Representatives”), are in compliance with and have complied with all applicable anti-bribery, anti-corruption, anti-money laundering, recordkeeping and internal controls Laws. Without limiting the foregoing, neither any Group Company/School nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, or received notice of any allegation of the following: (i) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official with respect to any Group Company or the Business of any Group Company/School, or assist any Group Company/School in obtaining or retaining business for, or with, or directing business to, any Person; (ii) the taking of any action by any Person which  would violate the Foreign Corrupt Practices Act of the United States of America (the “FCPA”), as amended, if taken by an entity subject to the FCPA, or could reasonably be expected to constitute a violation of any applicable Law; or (iii) the making of any false or fictitious entries in the books or records of any Group Company/School by any Person.

(e)                                  The business of each Group Company and each School as now conducted is, in compliance with all Laws and regulations that may be applicable, including without limitation all PRC Law with respect to mergers, acquisitions, foreign investment and foreign exchange transactions. The business to be conducted by each Group Company and each School is in compliance with all PRC Law that may be applicable, including without limitation all PRC Law with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

3.17                        Titles and Properties.

(a)                                 The Group Companies and the Schools have good and valid title to, or a valid leasehold interest in, all of the assets they use or may need to use in the conduct of their respective businesses, whether real, personal or mixed (including but not limited to all such assets reflected in the Financial Statements), free and clear of any Liens (other than Permitted Liens) or third party claims, including any creditors’ rights. The foregoing assets collectively represent all assets, rights and properties necessary for the conduct of the business of the Group Companies and the Schools in the manner conducted during the periods covered by the Financial Statements. Except for leased items, no Person other than a Group Company/School owns any interest in any such assets. All leases of real or personal property to which a Group Company/School is a party are fully effective and afford the Group Company/School valid leasehold possession of the real or personal property that is the subject of the lease.

(b)                                 No Group Company/School owns any real property or has any easements, licenses, rights of way, or other interests in or to real property, except for the leasehold interests to real property that the registered offices of the PRC Companies and the Schools are located. All such leasehold properties are held under valid, binding and enforceable leases of a Group Company or a School.  There are no facilities, services, assets or properties shared with any other Person which is not a Group Company/School, which are used in connection with the Business of the Group Companies and the Schools.

(c)                                  All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company/School (i) in good condition and repair (reasonable wear and tear excepted) and (ii) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

3.18                        Permits.

Each Group Company/School has all franchises, authorizations, approvals, permits, certificates and licenses, including without limitation any special approval or permits required under the PRC Law and each Franchised Schools has all franchises, authorizations, approvals, permits, certificates and licenses, including without limitation any special approval or permits required under the Law of the People’s Republic of China on the Promotion of Privately-run Schools (《中华人民共和国民办教育促进法》) (the “Permits”) necessary for its respective business and operations.  (a) Each such Permit is valid and in full force and effect, (b) no Group Company/School is in default or violation in any respect of any such Permit, (c) no Group Company/School has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any such Permit, (d) each such Permit will remain in full force and effect upon the consummation of the transactions contemplated hereby for not less than one (1) year after the Closing, and (e) no suspension, cancellation or termination of any such Permits is threatened or imminent.

3.19                        Compliance with Other Instruments.

No Group Company/School is in violation, breach or default of its Charter Documents.  The execution, delivery and performance by each Group Company and each Founder of, and compliance by each Group Company and each Founder with each of the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in (a) any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the Charter Documents of any Group Company, (ii) any Material Contract, or (iii) any applicable Law except, for clause (ii), any violation, breach, default, or conflict which would not reasonably be expected to constitute a breach thereunder, (b) the creation or imposition of any Lien upon, or with respect to, any of the properties, assets or rights of any Group Company, or (c) any termination, modification, cancellation, or suspension of any right of, or any augmentation or acceleration of any obligation of, any Group Company.

3.20                        Related Party Transactions.

Except the employment agreement, confidentiality agreement, non-compete agreement and other Contract in similar nature with any Group Company/School, neither the Founders, nor any shareholder, officer, director or employee of any Group Company/School or any Affiliate of any of them (each of the foregoing, a “Related Party”), has any Contract with any Group Company/School (each, a “Related Party Contract”), nor is there currently any proposed Related Party Contract. Each Related Party Contract is on terms and conditions as favorable to the applicable Group Company/School as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party. No Related Party has any direct or indirect ownership interest in any Person (other than a Group Company/School) with which a Group Company/School is affiliated or with which a Group Company/School has a business relationship, or any Person (other than a Group Company/School) that directly or indirectly competes with any Group Company/School (except that a Related Party may have a passive investment of less than 1% of the stock of any publicly traded company that engages in the foregoing).  No Related Party has any interest, either directly or indirectly, in (i) any Person which purchases from or sells, licenses or furnishes to a Group Company/School any goods, property, intellectual or other property rights or services or (ii) any Contract to which a Group Company/School is a party or by which it may be bound or affected.

3.21                        Intellectual Property Rights.

(a)                                 The Group Companies and the Schools own or otherwise have the sufficient right or license to use all Intellectual Property necessary for the Business without any violation or infringement of the rights of others, free and clear of all Liens.  Section 3.21 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by the Group Companies and the Schools, whether registered or not, and a complete and accurate list of all licenses granted by the Group Companies and the Schools to any third party with respect to any Intellectual Property.  There is no pending or threatened claim or litigation against any Group Company/School contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party.  All inventions and know-how conceived by employees of the Group Companies and the Schools, including without limitation the Founders, and related to the Businesses of the Group Companies and the Schools are “works made for hire”, and all right, title, and interest therein, including any applications therefor, have been transferred and assigned to, and are currently owned by, the Group Companies and/or the Schools.

(b)                                 No proceedings or claims in which any Group Company/School alleges that any Person is infringing upon, or otherwise violating, any Group Company/School’s Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Company/School.

(c)                                  None of the employees of any Group Company/School is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies and the Schools or that would conflict with the Business of any Group Company/School as presently being conducted.  It will not be necessary to utilize in the course of any Group Company/School’s business operations any inventions of any of the respective employees of any Group Company or any School made prior to their employment by the latter, except for inventions that have been validly and properly assigned or licensed to the Group Companies and/or the Schools as of the date hereof.

(d)                                 The Group Companies and the Schools have each taken all security measures that are commercially prudent in order to protect the secrecy, confidentiality and value of their respective Intellectual Property.

(e)                                  The Beijing Company has duly performed and has not breached any provision of the license agreement entered into with NCS Pearson, Inc. (“Pearson”) on March 30, 2009 (the “License Agreement”), which was amended February 18, 2010. The License Agreement is not under performance since March 31, 2010 and currently the Beijing Company does not have any future plan to purchase any license from Pearson during the term of such License Agreement. The Group Companies are not abusing any materials provided or licensed by Pearson under such License Agreement or any logo, trade name, intellectual properties rights or other legal rights of or license by Pearson, and has not received any oral or written notice from Pearson for any breach or claim in any respect and has no reason to expect any such notice will be received in the future. The education materials currently used or proposed to be used by the Schools are legally bought or licensed from third parties or independently developed by the Group Companies and/or the Schools without infringing any intellectual properties rights or other legal rights of Pearson.

3.22                        Labor and Employment Matters.  Section 3.22(a) of the Disclosure Schedule enumerates each Key Employee of the Group Companies and the Schools or any other employee with responsibilities similar to any of the foregoing, along with each such individual’s title and current compensation rate. Each such individual is currently devoting all of his or her business time to the conduct of the business of the respective Group Company/School. No such individual (and no group of employees) has given any notice of an intention to resign, and no Group Company/School has any intention of terminating the employment of any such individual or any group of employees. No Key Employee is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company/School. No Group Company/School has received any notice alleging that any such violation has occurred. No Group Company/School is a party to any collective bargaining agreements or other Contract with any union or guild, and none of the Group Companies and the Schools has been informed by their employees regarding the establishment of any trade union, work council or other organizations representing the employees of any Group Company/School. No employee of any Group

Company/School is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth on the Financial Statements).

(b)                                 There is no, and there has not been during the past three (3) years, any Action relating to the violation or alleged violation of any Law by any Group Company/School pertaining to labour relations or employment matters, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company/School. Each Group Company/School has complied with all Laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination, Taxes, and health and safety. Each Group Company/School is in compliance with the PRC Law relating to its provision of any form of social insurance and housing fund (the “Social Insurance”), and has fully and timely paid, or made provision for the payment of, all Social Insurance contributions required under the PRC Law for all of employees. There has not been, and there is not now pending or, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Group Company/School or any unfair labor practice charge against any Group Company/School. There is no pending internal investigation related to any employee or consultant of any Group Company/School.

(c)                                  Except for statutory social insurance schemes and housing fund schemes, the Group Companies and the Schools have not adopted or implemented any Benefit Plan. There are no pending investigations by any Governmental Authority involving any Benefit Plan and no threatened or pending claims against any Benefit Plan (except for claims for benefits payable in the normal operation of any Benefit Plan). All contributions to, and payments from, each Benefit Plan have been timely made. Each Group Company/School maintains, and has fully funded, any pension plan and any other labour-related plans that it is required by Law or by Contract to maintain.

(d)                                 Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement or any other Transaction Agreement will (i) entitle any current or former employee or director of any Group Company/School to any severance pay, or any payment contingent upon a change in control of any Group Company/School, (ii) increase or enhance any benefits payable under any Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any employee or former employee.

3.23                        Insurance.

There is no claim pending under the insurance policies and bonds maintained by each Group Company/School as to which coverage has been questioned, denied or disputed. Each Group Company and each School has procured sufficient insurance for their operations, including without limitation the third party liability insurance. All premiums due and payable under all such insurance policies and bonds have been timely paid, and each Group Company/School is otherwise in compliance in all respects with the terms of such insurance policies and bonds. All such insurance policies and bonds are in full force and effect.

3.24                        Restructuring Documents

(a)                                 Each Group Company, each Founder and each other party to any of the Restructuring Documents has the legal right, power and authority (corporate and other) to enter into and perform its/his/her obligations under each of the Restructuring Documents to which it/he/she is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Restructuring Document to which it/he/she is a party.

(b)                                 Each of the Restructuring Documents constitutes a valid and legally binding obligation of the parties named therein, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)                                  The execution and delivery by each party named in each of the Restructuring Documents, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, any applicable law, or any Material Contract to which a Group Company is a party or by which a Group Company is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (iii) result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of any Group Company.

(d)                                 All consents required in connection with the Restructuring Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or be subject to any condition precedent which has not been fulfilled or performed.

(e)                                  Each of the Restructuring Documents is in full force and effect and no party to any of the Restructuring Documents is in breach or default in the performance or observance of any of the terms or provisions of such Restructuring Documents.  None of the parties to any of the Restructuring Documents has sent or received any communication regarding termination of or intention not to renew any of the Restructuring Documents, and no such termination or non-renewal has been threatened by any of the parties thereto.

3.25                        No Brokers.

Neither the Founders nor any Group Company has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Agreements, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Agreements or the consummation of the transactions contemplated therein.

3.26                        Disclosure.

Each Warrantor has provided the Investor with all the information regarding the Group Companies requested by such Investor for deciding whether to purchase the Purchase Shares and all the information that such Warrantor believes is reasonably necessary to enable the Investor to make such decision. No representation or warranty of the Warrantors contained in this Agreement or any certificate furnished or to be furnished to any Investor at the Closing under this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement or the Disclosure Schedule, there is no fact that the Warrantors have not disclosed to the Investor in response to the Investor’s enquiry and of which any of its officers, directors or executive employees has Knowledge and that has had or would reasonably be expected to have a Material Adverse Effect.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FOUNDER

In addition to those representations and warranties made in Section 3 above, each of the Founders jointly and severally represents and warrants the following to the Investor as of the date hereof and the Closing Date hereunder.

4.1                               Conflicting Agreements.

Such Founder is not, as a result of the nature of the Business or for any other reason, in violation of (a) any fiduciary or confidential relationship, (b) any term of any Contract or covenant (either with any Group Company/School or with another entity) relating to employment, Intellectual Property, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (c) any other Contract or Government Order binding on such Founder and relating to or affecting the right of such Founder to be employed by or serve as a director or consultant to any Group Company/School.  No such relationship, term, Contract, or Governmental Order conflicts with such Founder’s obligations to use his best efforts to promote the interests of any Group Company/School nor does the execution and delivery of this Agreement, nor such Founder’s carrying on any Group Company/School’s business as a director, officer, consultant or founder of any Group Company/School, conflict with any such relationship, term, Contract or Government Order.

4.2                               Litigation.

There is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against such Founder, and there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation that would result in a Material Adverse Effect.

4.3                               Shareholder Agreements.

Except as contemplated by or disclosed in the Transaction Agreements, neither such Founder is a party to nor has Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act or any equivalent law in another jurisdiction, or voting, of the Equity Securities of any Group Company/School.

4.4                               Prior Legal Matters.

Such Founder has not been (a) subject to voluntary or involuntary petition under any bankruptcy or insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any governmental or regulatory authority to have violated any securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

4.5                               Founder’s Intellectual Property Rights.

Such Founder has assigned to the Group Companies and/or the Schools all Intellectual Property rights owned by such Founder that are related to the Business of the Group Companies and/or the Schools.

4.6                               Non-Compete.

Such Founder, neither on his/her own account or through any of his/her Affiliates, nor in conjunction with or on behalf of any other person, carries on or is engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct or indirect competition with the Business of any Group Company/School, except for a passive investment of less than 1% of the stock of any publicly traded company that engages in the foregoing.  Such Founder is not subject to any Contracts or any other obligations which prohibit, restrict or otherwise adversely affect such Founder’s investment or involvement in any Group Company.

4.7                               No Liabilities and Claims.

There are no outstanding loans, amounts payable or any other Liabilities between any Group Company/School and such Founder or any of his Affiliates.  Neither such Founder nor his Affiliates have, may have or may claim to have any claims, obligations or Liabilities against any Group Company/School.

5.                                      REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor hereby represents and warrants to the Company the following:

5.1                               Status.

It is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

5.2                               Authorization.

It has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Agreements to which it is a party, and the performance of all obligations of the Investor thereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Investor. This Agreement and each of the Transaction Agreements to which the Investor is a party are, or when executed and delivered by the Investor shall be, valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3                               Purchase for Own Account.

The Purchase Shares purchased hereunder to be received by the Investor, if any, will be acquired for investment purposes for the Investor’s own account or the account of one or more of the Investor’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same.

5.4                               Exemption from Registration; Restricted Securities.

The Investor understands that none of the Purchase Shares it purchases hereunder and the Conversion Shares with respect to such Purchase Shares will be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on the Investor’s representations set forth in this Agreement.  The Investor understands that the Purchase Shares it purchases hereunder and the Conversion Shares with respect to such Purchase Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that such Purchase Shares and such Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly, or an exemption from such registration or listing is available.

5.5                               Fund

The source of the Closing Consideration and the transfer price for the share transfer stipulated in Section 2.5 hereof shall be lawful.

6.                                      COVENANTS OF THE GROUP COMPANIES AND THE FOUNDERS

The Group Companies and the Founders jointly and severally covenant to the Investor as follows:

6.1                               Use of Proceeds.

The Company shall use the proceeds received from the issuance and sale of the Purchase Shares only for the working capital and business expansion of the Group Companies and the Schools, unless otherwise approved by the Investor.

6.2                               Compliance with Applicable Law.

Each of the Group Companies shall, and the Founders shall cause each of the Group Companies and Schools and make their best efforts to cause each of the Franchised Schools to, comply with all applicable Laws, including but not limited to applicable PRC rules and regulations relating to education, franchising, software, publication, advertisement, culture, Intellectual Property, anti-monopoly, taxation, employment, and social welfare and benefits.

6.3                               Qualifications.

Each of the Group Companies shall, and the Founders shall cause each of the Group Companies and Schools and make their best efforts to cause each of the Franchised Schools to, at all times maintain the validity of, and comply with all legal and regulatory requirements with respect to, the Approvals that it has obtained and may need to obtain after the Closing for the conduct of its Business. After Closing and upon request of the Board, the Group Companies shall make their best efforts to, and the Founders shall cause each of the Group Companies and Schools to, obtain the above Approvals and other licenses and certificates that are required according to applicable laws and regulations to conduct their business, including without limitation: (i) cause every current and future directly operated school to, and make best efforts to cause each of the franchised school of Firstleap to, legally obtain the license to establish and run a school (办学许可证, the “School License”) and Private Non-enterprise Unit Registration Certificate (民办非企业单位登记证书), or in the event such school is a branch of any existing school, cause such branch register with relevant local authorities as a branch a legally established school; (ii) after any such school has duly obtained the School License,  cause such school register with local authorities for its policy documents; (iii) before being registered as a school or branch of school, the Fang Zhuang Training Centre (方庄培训中心) and Hui Long Guan Training Centre (回龙观培训中心) shall be registered as a branch company of the Beijing Company within six (6) months following the Closing, (iv) the Beijing Company shall complete filing with the Ministry of Commerce for its franchising business within six (6) months following the Closing; (v) cause each School that has already obtained the School License legally obtain the Qualification Certificate for Engaging Foreign Experts (聘请外国专家单位资格认可证书) within six (6) months following the Closing if so required by Law, and cause each other current and future school of Firstleap obtain the Qualification Certificate for Engaging Foreign Experts (聘请外国专家单位资格认可证书) as soon as possible following the Closing when and if required by Law; (vi) cause each foreign teacher of Firstleap schools legally obtain the Labor Permit for Foreigners (外国人就业许可证书) and Working Visa (工作签证); (vii) the Beijing Company shall obtain the approval from relevant education authorities for establishment and operation of its official website within twelve (12) months following the Closing or other extended period mutually agreed by the Investor and the Company.

6.4                               Indemnification.

(a)                                 Each Warrantor hereby agrees to jointly and severally indemnify and hold harmless the Investor, and the Investor’s Affiliates, directors, officers, agents and assigns, from and against any and all Indemnifiable Losses suffered by the Investor, or the Investor’s Affiliates, directors, officers, agents and assigns (each, an “Indemnified Person”), directly or indirectly, as a result of, or based upon or arising from (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement or any of the other Transaction Agreements, (ii) any Tax Liability of any Group Company/School not reflected in the Financial Statements or arising out of any failure, whether intentional or not, by any Warrantor to comply with any applicable PRC Law or of any other applicable jurisdiction relating to Tax, whether occurring before or after the Closing, or (iii) any Liability incurred by any Group Company/School arising in respect of, by reference to or in consequence of its non-compliance with any applicable Law.  The rights contained in this Section 6.4 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. This Section 6.4 shall survive any termination of this Agreement.

(b)                                 For the avoidance of doubt, each of the Warrantors hereby agrees and covenants that (i) it will not challenge or raise a defense to any claim against such Warrantor or the exercise of any right or remedy against such Warrantor (whether under this Section 6.4 or any other provision of this Agreement or any other Transaction Agreement) on the grounds that such claim, right or remedy is not enforceable or permitted by applicable Law, and (ii) it will do all such things and undertake all such actions, including without limitation any applications to and registrations with the Governmental Authorities and any other protective measures reasonably requested by the Investors, to ensure that the agreement of the parties with respect to joint and several liability of the Warrantors under the Transaction Agreements is given full force and effect.

(c)                                  For the avoidance of doubt, the Warrantors’ obligations under this Section 6.4 shall survive the Closing, provided, however, and notwithstanding anything in this Section 6.4 to the contrary, the aggregate liability of all Warrantors for all indemnification obligations under this Section 6.4 shall not exceed an amount equal to the Closing Consideration, other than in the case of fraud or intentional misconduct of any Warrantor.

6.5                               Investment by the Group Companies.

After the Closing, each of the Group Companies shall, and the Founders shall cause each of the Group Companies and the Schools, to use their best efforts to:

(a)                                 provide safe and healthy working conditions for its employees, contractors and students;

(b)                                 encourage the efficient use of natural resources and promote the protection of the environment;

(c)                                  treat all employees fairly in terms of recruitment, progression, remuneration and conditions of work, irrespective of gender, race, colour, language, disability, political opinion, age, religion or national/social origin;

(d)                                 allow consultative work-place structures and associations which provide employees with an opportunity to present their views to the management;

(e)                                  take account of the impact of its operations on the local community and seek to ensure that potentially harmful occupational health and safety, environmental and social effects are properly assessed, addressed and monitored;

(f)                                   uphold high standards of business integrity and honesty, and operate in accordance with local Laws and international good practice (including those intended to fight extortion, bribery and financial crime);

(g)                                  legally and fully pay Social Insurances and housing fund for all the employees of the Group Companies and the Schools in a timely manner; and

(h)                                 legal and fully withhold individual income tax for all the employees of the Group Companies and the Schools for any and all of their salaries, bonuses and other remunerations obtained from the Group Companies/Schools according to applicable tax laws and regulations.

6.6                               Additional Covenants.

Except as required by this Agreement and any other Transaction Agreements, no resolution of the directors, owners, members, partners or shareholders of any Group Company/School shall be passed, nor shall any Contract or commitment be entered into (including without limitation any resolution, Contract or commitment with respect to the acquisition by any Group Company of any other entity but excluding any resolution, Contract or commitment of any Group Company in the ordinary course of the Business consistent with its past practice), in each case, prior to the Closing without the written consent of the Investors. No Group Company/School shall declare, make or distribute any dividend or other similar distributions to any Person without obtaining the prior written consent of the Investor.

If at any time before the Closing, any of the Group Companies or any Founder comes to know of any material fact or event which (i) is in any way materially inconsistent with any of the representations and warranties given by any of the Warrantors, and/or (ii) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or (iii) might affect the willingness of a prudent investor to purchase the Purchase Shares or the amount of consideration which the Investor would be prepared to pay for the Purchase Shares, the Group Companies and the Founders shall give immediate written notice thereof to the Investor.

6.7                               Anti-corruption

The Company represents that it shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any Non-U.S. Official, in each case, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA or any other applicable anti-bribery or anti-corruption law.  The Company further represents that it shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

6.8                               Share Pledge Registration

Within sixty (60) days following the Closing, the Founders and the Group Companies shall cause that the share pledge created under the Restructuring Documents shall be registered with relevant local administration for industry and commerce, with the registration notice issued by which being delivered to the Investor to the satisfaction of the Investor.

6.9                               Regulatory Filings

The Group Companies and the Founders shall duly complete all filings and registrations with the PRC authorities as required by the applicable PRC Law, including but not limited to the relevant filing and registrations with the Ministry of Commerce, the Ministry of Education, the Ministry of Civil Affairs, the State Administration of Industry and Commerce, the SAFE, tax bureau, customs authority and the local counterpart of each of the aforementioned governmental authorities, in each case, as applicable. Within thirty (30) days following the Closing, the Amended M&AA and the updated Register of Directors of the Company shall have been duly filed with the Registrar of Companies of the Cayman Islands, which documents shall reflect the completion of the Post-Closing Transactions.

6.10                        Sufficient Insurance

Within thirty (30) days following the Closing, the Group Companies and the Founders shall cause each of the Schools procure sufficient commercial insurances to the satisfaction of the Investor, including without limitation any third party liability insurance for each school and training centres of Firstleap.  As soon as practicable following the Closing, the Group Companies and the Founders shall also make their best efforts to cause each Franchised School to procure such insurances.

6.11                        Registered Address

Within six (6) months following the Closing, the Group Companies and the Founders shall cause each of the Beijing Company and the Nanjing Company change its registered address to its actual operation office, or register its actual operation office as a branch office with the relevant local administration of industry and commerce, or resolve the relevant issue in other way satisfactory to the Investor.

6.12                        Amendment of Student Agreement

Within ninety (90) days following the Closing, the Group Companies and the Founders shall cause all the student agreements (学员就读协议) entered into by any Group Company or any School with the students be amended to be in full compliance with any and all state and local laws and regulations to the satisfaction of the Investor.

6.13                        Related Party Transactions

Following the Closing, the Group Companies and the Founders shall ensure that (i) any and all Related Party transactions to which any Group Company or any Schools is a party (the “Related Party Transactions”) shall be conducted on an arm’s length basis with principle of good faith and market price, (ii) any and all of the information of such Related Party Transactions shall be reported to the Board of Directors of the Company in advance for its approval, and (iii) nether any shareholder of any Group Company (except the Investor and any of its Affiliates) nor any Key Employee shall operate or be engaged in any business where such Related Party Transactions are or may be involved without the prior written consent of the Investor and/or the Investor Director.

6.14                        Qualified IPO

Parties understand that the valuation of the Group Companies before the transactions contemplated hereunder are calculated based on the financial forecast of the Group Companies and Schools provided by the Company to the Investor as listed at Exhibit J hereto.  Following the Closing, the Warrantors agree to use their best efforts to reach the financial results as listed in Exhibit J and consummate a Qualified IPO (as defined in the Amended M&AA) of the Company in appropriate stock exchange located in the PRC or other jurisdiction as approved by the Investor Director by July 1, 2017.

6.15                        Redemption

The Founders and the PRC Domestic Companies hereby agree to assume the joint and several liabilities to purchase the unredeemed Series A Preferred Shares from the Investor (or any of its assigns and transferees, if any) on the terms and conditions provided in Article 9(iii)(1) of the Amended M&AA in a way permitted by applicable Law and acceptable to the Investor.

6.16                        Other Covenants.

The Group Companies and the Founders shall, after execution of this Agreement, (i) cause the Group Companies and Schools conduct their business and operate in the ordinary course consistent with past practices; (ii) provide to the Investor within fifteen (15) days after the end of each calendar month, unaudited monthly financial statements of the Group Companies and the Schools, and other information and materials of the Group Companies and Schools as reasonably requested by the Investor, (iii) when and if as request by the Investor following the Closing, purchase sufficient director insurances for the director appointed by the Investor to any Group Company or School to the reasonable satisfaction of the Investor

7.                                      CONDITIONS TO INVESTOR’ S OBLIGATIONS AT THE CLOSING

The obligation of the Investor to purchase the Purchase Shares at the Closing is subject to the fulfilment or waiver of each of the following conditions at or prior to the Closing:

7.1                               Representations and Warranties True and Correct.

The representations and warranties made by each Warrantor in Section 3 and the representations and warranties made by each Founder in Section 4 shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

7.2                               Performance of Obligations.

Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

7.3                               Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated hereby on the Closing and all documents and instruments incidental to such transactions shall be satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

7.4                               Authorization.

Each Group Company and the Key Holders shall have obtained any and all Approvals necessary for consummation of the transactions contemplated by this Agreement on or prior to the Closing that are required to be obtained on or prior to the Closing.

7.5                               Compliance Certificate.

At the Closing, the Warrantors shall have delivered to the Investor a certificate, dated the Closing Date, certifying that the conditions specified in this Section 7 have been fulfilled and stating, where applicable, that there shall have been no Material Adverse Effect since the Statement Date.

7.6                               Constitutional Documents.

The Amended M&AA shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders.

7.7                               Execution of Other Transaction Agreements.

The Company shall have delivered to the Investor an original copy of each of the following documents which shall be duly executed by the Company and/or all the other parties thereto (except for the Investor):

(a)                                 the Shareholders Agreement;

(b)                                 the Director Indemnification Agreements; and

(c)                                  the Disclosure Schedule.

7.8                               Good Standing.

The Investor shall have received a certificate of good standing issued by the appropriate authority of the Cayman Islands in customary form and substance satisfactory to the Investor, dated no earlier than twenty (20) days prior to the Closing.

7.9                               Board of Directors.

The Company shall have taken all necessary corporate action such that immediately following the Closing the Board shall have five (5) members, of which one (1)

shall be designated by Xueda Education Group (“Xueda”), initially Jin Xin (金鑫, the “Investor Director”), four (4) shall be designated by the holders of a majority of Ordinary Shares of the Company, initially Wu Ying (吴颖), Cao Wei (曹伟), Wang Jianguo (汪建国) and Zhang Xi (张曦).

7.10                        Register of Members.

The Investor shall have received a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the Closing Date, updated to show the Investor as the holder of the number of the Purchase Shares at the Closing.

7.11                        No Material Adverse Change.

There shall not have been any Material Adverse Effect since the Statement Date. There shall not be on the Closing Date any Governmental Order or any condition imposed under any Law which would, in the reasonable judgment of the Investor, (a) prohibit or restrict (i) the sale and issuance of the Purchase Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Investor to any material penalty or onerous condition under or pursuant to any Law if the Purchase Shares were to be sold and issued hereunder or (c) restrict the operation of the Business of any Group Company in a manner that would have a Material Adverse Effect.

7.12                        Internal Approvals.

The Investor shall have received approval and authorization by its investment committee (or other similar governing body) for the transactions contemplated hereunder.

7.13                        Employment Agreements and Non-compete.

The Group Companies shall have duly executed employment contracts with a term of no less than five (5) years with each of the Key Employees, and a confidentiality, non-competition and invention assignment agreement where no Key Employee shall work for any competitor of the Group Companies within two (2) years after termination of employment with each of the Key Employees, each in form and substance satisfactory to the Investors.

7.14                        Compliance with SAFE Rules and Regulations.

Each of the Company Security Holders who is a Domestic Resident (including the Founder) shall have completed all necessary filings or registrations, with the relevant local SAFE in connection with such Company Security Holder’s participation in the investment and operations of the Group Companies and the consummation of the transactions as contemplated by this Agreement, where applicable, in compliance with the registration and any other requirements of the SAFE Rules and Regulations.

7.15                        Pre-Closing Restructuring.

The Pre-Closing Restructuring shall have been completed and all documents related thereto shall have been in form and substance satisfactory to the Investor.

7.16                        Due Diligence

The Investor and its counsels shall have conducted technical, legal and financial due diligence investigation against the Group Companies and the Schools and being satisfied with the results of such investigation, where the financial due diligence shall cover at least the audited results of fiscal year of 2010 and 2011.

7.17                        Execution of Post-Closing Transactions’ Documents

The relevant parties thereto shall have agreed to and duly executed all the transaction documents and relevant resolutions prepared for the Post-Closing Transactions as provided in Section 2.5 hereof and shall have delivered the original copy of the foregoing documents to the counsel of the Investor for escrow to the satisfaction of such Investor’s counsel.

7.18                        Termination of Share Option Agreements

The Beijing Company shall have terminated any and all share option agreements entered into with its employees in writing form to the satisfaction of the Investor.

7.19                        Termination of Capital Increase Agreement

The Beijing Company shall have terminated the capital increase agreement and its supplementary agreement entered into by the Beijing Company, Xu Lin (徐琳) and other parties thereto in the year of 2011 in writing form to the satisfaction of the Investor.

7.20                        Termination of Founders’ Personal Guarantee

The Guarantee Letters issued by each Founder respectively to Min Xing Heng Chang (Beijing) Investment Guarantee Stock Company Limited (闽兴恒昌（北京）投资担保股份有限公司) shall have been terminated or amended in a way satisfactory to the Investor and its counsel.

7.21                        Legal Opinion

The Investor shall have received from the Company opinions of PRC and Cayman Islands legal counsel of the Group Companies dated as of the Closing Date to its satisfaction.

8.                                      CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement to consummate the Closing are subject to the fulfilment of the following conditions at or prior to the Closing:

8.1                               Representations and Warranties.

The representations and warranties of the Investor contained in Section 5 shall be true and correct as of the Closing Date.

8.2                               Execution of Transaction Agreements.

The Investor shall have executed and delivered to the Company the Transaction Agreements to which it is a party.

9.                                      MISCELLANEOUS

9.1                               Survival.

The representations and warranties of the Warrantors in Section 3 hereof shall survive the Closing.

9.2                               Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Founders, the Investor and the Company, provided that the Investor may assign its rights and obligations to an Affiliate of it without consent of the other parties under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3                               Entire Agreement.

This Agreement, the other Transaction Agreements and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.4                               Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other parties; (b) when sent by facsimile at the number set forth in the Schedule of Notice attached hereto; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the parties as set forth in the Schedule of Notice; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in the Schedule of Notice with next-Business-Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.4 by giving, the other parties written notice of the new address in the manner set forth above.

9.5                               Amendments and Waivers.

Any term of this Agreement may be amended only with the written consent of all the parties hereto.

9.6                               Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Group Company, any Founder or the Investor, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Group Company, such Founder, or the Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Group Company, any Founder, or the Investor of any breach or default under this Agreement or any waiver on the part of any Group Company, any Founder or the Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by Law or otherwise afforded to the Group Companies, the Founders, or the Investor shall be cumulative and not alternative.

9.7                               Finder’s Fees.

Each Party hereto (a) represents and warrants to each other Party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless such other Party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying Party or any of its employees or representatives are responsible.

9.8                               Interpretation; Titles and Subtitles.

This Agreement shall be construed according to its fair language. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.9                               Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.10                        Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties.  In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effectuates the parties’ intent in entering into this Agreement.

9.11                        Confidentiality and Non-Disclosure.

(a)                                 The terms and conditions of this Agreement and the other Transaction Agreements, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any party hereto and by representatives of such parties to any other party hereof or any of the representatives of such parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below. The obligations of each party hereto under this Section 9.11 shall survive and continue to be binding upon such party for a period of three (3) years after the Closing under this Agreement.

(b)                                 Notwithstanding the foregoing, the Company and the Investor may disclose (i) the Confidential Information to its current or bona fide prospective investors, Affiliates of the Company and the Investor and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 9.11, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such party’s operations, in each case as such party deems appropriate in its sole discretion, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other party hereto.  Any party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 9.11(c) below.

(c)                                  Except as set forth in Section 9.11(b) above, in the event that any party is requested or becomes legally compelled (including without limitation, pursuant to any applicable Tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or any other Transaction Agreement or content of any of the financing terms hereunder, such party (the “Disclosing Party”) shall provide the other parties hereto with prompt written notice of that fact and shall consult with the other parties hereto regarding such disclosure. At the request of the other parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.  For the avoidance of doubt, notwithstanding anything to the contrary contained under this Section 9.11, the Investor may, in its sole discretion, publicly disclose the existence of this Agreement or any other Transaction Agreement or content of any of the terms hereunder or thereunder, on a stand-alone basis or as part of a document publicly filed with the U.S. Securities and Exchange Commission for the purpose of complying with any disclosure requirements under the applicable U.S. securities law and the New York Stock Exchange.

(d)                                 Notwithstanding any other provision of this Section 9.11, the confidentiality obligations of the parties shall not apply to:  (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

9.12                        Further Assurances.

Each Party shall from time to time and at all times hereafter make, do, execute, or cause to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

9.13                        Governing Law.  This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

9.14                        Dispute Resolution.  Negotiation Between Parties; Mediations.  The parties agree to negotiate in good faith to resolve any dispute between them arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement (the “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 9.14(b) shall apply.

(b)                                 Arbitration.  Each of the parties hereto irrevocably (i) agrees that any Dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three arbitrators, selected in accordance with the Arbitration Rules, and at least one arbitrator shall be qualified to practice Hong Kong Law. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

9.15                        Expenses.

The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby.

If the Closing occurs or fails to occur due to any Warrantor’s reason, the Company shall reimburse all legal, financial, professional and other third-party fees, costs and expenses incurred by the Investor in connection with the conduct of its industry, legal and financial due diligence and its negotiation, preparation, execution and completion of this Agreement and any other Transaction Agreements hereunder and thereunder (the “Expenses”), provided however that, the maximum reimbursement of the Expenses shall not exceed RMB500,000. If the Closing fails to occur due to any other reason, each Party shall bear its own Expenses.

9.16                        Termination of this Agreement.

This Agreement may be terminated by the Investor by delivering a written notice to the Company and the Founders if the Closing fails to occur within six (6) months from the date hereof, provided that the Investor shall not have the right to terminate this Agreement according to this Section 9.16 if the Closing fails to occur mainly due to fault of the Investor.  Such termination under this Section 9.16 shall be without prejudice to any claims for damages or other remedies that the Parties may have under this Agreement or applicable Law.

9.17                        Signing and Binding.

Notwithstanding that there may be Parties not having executed this Agreement at the same time together with other Parties, this Agreement shall be binding upon, effective to and enforceable against and among those Parties which have duly executed this Agreement, in which case, the “Parties” or “Party” used in this Agreement shall refer to those Parties which have duly executed this Agreement.

9.18                        Effectiveness and Validity.

Upon execution of this Agreement by any of the signing parties listed in the signing columns at the end of this Agreement, this Agreement shall become immediately effective and binding among all those parties which have duly executed, either sequentially or concurrently,  copies of this Agreement.

9.19                        Supremacy of this Agreement.

If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Amended M&AA, the terms of this Agreement shall prevail as between the parties hereto only (with the exception of the Company), who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Amended M&AA so as to eliminate such inconsistency to the largest extent as permitted by the applicable Law.

— REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK —

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:
Firstleap Education

By:	/s/ Cao Wei
	Name:	Cao Wei
	Title:	Director

HK COMPANY:
FIRSTLEAP EDUCATION (HK) LIMITED

By:	/s/ Cao Wei
	Name:	Cao Wei
	Title:	Director

SIGNATURE PAGE TO SERIES A PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRC DOMESTIC COMPANIES:

Beijing Lebai Education Consulting Co., Ltd. (北京乐柏教育咨询有限公司) (seal)

By:	/s/ Wu Ying
	Name:	Wu Ying
	Title:	Legal Representative

Nanjing Lebai Education Information Consulting Co., Ltd. (南京乐柏教育信息咨询有限公司) (seal)

By:	/s/ Cao Wei
	Name:	Cao Wei
	Title:	Legal Representative

Chongqing Firstleap Education Information Consulting Co., Ltd. (重庆励步教育信息咨询有限公司) (seal)

By:	/s/ Cao Wei
	Name:	Cao Wei
	Title:	Legal Representative

Hefei Lebai Education Consulting Co., Ltd. (合肥乐柏教育咨询有限公司) (seal)

By:	/s/ Cao Wei
	Name:	Cao Wei
	Title:	Legal Representative

SIGNATURE PAGE TO SERIES A PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KEY HOLDERS

Signed by:		/s/ Wu Ying
Name: Wu Ying (吴颖)

Agnita Investments Limited

By:	/s/ Wu Ying
	Name:	Wu Ying (吴颖)
	Title:	Director

Signed by:		/s/ Cao Wei
Name: Cao Wei (曹伟)

Constant Success Investments Limited

By:	/s/ Cao Wei
	Name:	Cao Wei (曹伟)
	Title:	Director

SIGNATURE PAGE TO SERIES A PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTOR:

Xueda Education Group

By:	/s/ Jin Xin
	Name:	Jin Xin
	Title:	Director

SIGNATURE PAGE TO SERIES A PREFERRED

SHARES PURCHASE AGREEMENT

EXHIBIT A

SCHEDULE OF KEY HOLDERS

Part A Schedule of Founders

No.	Name of Founders	ID No.
1.	Wu Ying (吴颖)
2.	Cao Wei (曹伟)

Part B Schedule of Founder Holdcos

No.	Name of Founder Holdco	Shareholder	Director	Registered Address
1.	Agnita Investments Limited	Wu Ying (吴颖) (1 ordinary share issued)	Wu Ying (吴颖)	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
2.	Constant Success Investments Limited	Cao Wei (曹伟) (1 ordinary share issued)	Cao Wei (曹伟)	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

EXHIBIT B

SCHEDULE OF PRC DOMESTIC COMPANIES

No.	Name	Registered Capital	Registered Address
1.	Beijing Lebai Education Consulting Co., Ltd. (北京乐柏教育咨询有限公司)	RMB11,110,250	Room 4-02, 4-09, 4-10 and 4-15, 4th Floor of Building No.4, 6th Yard, Fu Tong East Avenue, Wang Jing, Chaoyang District, Beijing, PRC (北京市朝阳区望京阜通东大街6号院4号楼四层4-02、4-09、4-10、4-15号)
2.	Nanjing Lebai Education Information Consulting Co., Ltd. (南京乐柏教育信息咨询有限公司)	RMB500,000	Room 101, Yule Building, Wanda Plaza, No. 98 Jiang Dong Middle Road, Jianye District, Nanjing, Jiangsu Province, PRC (南京市建邺区江东中路98号万达广场娱乐楼101)
3.	Chongqing Firstleap Education Information Consulting Co., Ltd. (重庆励步教育信息咨询有限公司)	RMB500,000	5th Floor, No. 368 Bei Bin Yi Road, Jiangbei District, Chongqing, PRC (重庆市江北区北滨一路368号第五层)
4.	Hefei Lebai Education Consulting Co., Ltd. (合肥乐柏教育咨询有限公司)	RMB500,000	Haiziwang Shopping Mall, 3rd Floor, Wan Da Plaza Zong He Building, No. 130 Wu Hu Road, Baohe District, Hefei, Anhui Province, PRC (合肥市包河区芜湖路130号万达广场综合楼三楼孩子王商城内)

EXHIBIT C

SCHEDULE OF SCHOOLS

No.	Name	Address
1.	北京市朝阳区励步儿童英语培训学校	北京市朝阳区阜通东大街6号院4号楼购物中心四层4-02至4-09及4-10至4-15
2.	石景山远洋培训中心	北京市石景山区玉泉西里二区38号楼2层A201－A210
3.	尚街培训中心	北京市朝阳区甘露园南里25号朝阳园8号楼402
4.	天通苑培训中心	北京市昌平区东小口镇天通苑东苑东三区2号楼四层
5.	北苑培训中心	北京市朝阳区北苑路32号院1号楼二层201室
6.	华腾培训中心	北京市朝阳区东四环中路195号楼三层独立商铺301、302、303房间
7.	方庄培训中心	北京市丰台区蒲方路9号8号楼的511,512号商铺
8.	回龙观培训中心	北京市昌平区良庄街6号楼2层203
9.	金源培训中心	北京市海淀区远大路1号金源时代购物中心5-23-2
10.	南京励步儿童英语培训中心	南京市建邺区江东中路98号（万达广场娱乐楼101室）
11.	新街口培训中心（南京）	南京市金轮天地购物中心主楼第三层3A-2,3A-7
12.	弘阳培训中心（南京）	南京市浦口区大桥北路48号华东茂C2幢
13.	江宁培训中心（南京）	江宁区双龙大道1351号万尚商城4楼
14.	金源培训中心（重庆）	重庆市江北区北滨一路368号重庆金源时代购物中心第五层

15.	南坪培训中心（重庆）	重庆市南岸区南城大道1号星光时代广场G层
16.	万达培训中心（合肥）	合肥市包河区芜湖路130号万达广场综合楼三楼孩子王商城内

EXHIBIT D

SCHEDULE OF INVESTMENT PARTICULARS

Immediately after the Closing

Investor Name	Number of Series A-1 Preferred Shares	Aggregate Purchase Price Amount (US$)
Xueda Education Group	1,185,000	US$	4,500,000
Total:	1,185,000	US$	4,500,000

EXHIBIT E

Part A Fully Diluted Capitalization as of the Date hereof:

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Agnita Investments Limited	Ordinary Share	41,640	41.64%
Great Time Developments Limited	Ordinary Share	15,400	15.40%
Ace Frontier Developments Limited	Ordinary Share	11,800	11.80%
Cupito Holdings Limited	Ordinary Share	11,800	11.80%
Constant Success Investments Limited	Ordinary Share	8,460	8.46%
Bertram Holdings Limited	Ordinary Share	6,980	6.98%
Dragon Year Investments Limited	Ordinary Share	3,920	3.92%
Total		100,000	100%

Part B Fully Diluted Capitalization Immediately after the Closing:

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Agnita Investments Limited	Ordinary Share	3,145,000	31.45%
Great Time Developments Limited	Ordinary Share	1,348,000	13.48%
Ace Frontier Developments Limited	Ordinary Share	1,033,000	10.33%
Cupito Holdings Limited	Ordinary Share	1,033,000	10.33%
Constant Success Investments Limited	Ordinary Share	740,000	7.40%
Bertram Holdings Limited	Ordinary Share	611,000	6.11%
Dragon Year Investments Limited	Ordinary Share	343,000	3.43%
Cheng Wai	Ordinary Share	262,000	2.62%
ESOP	Ordinary Share	300,000	3.00%
Subtotal	Ordinary Share	8,815,000	88.15%
Xueda Education Group	Series A-1 Preferred Share	1,185,000	11.85%
Total		10,000,000	100%

Part C Fully Diluted Capitalization Immediately after the Post-Closing Transactions:

Name of Shareholder	Class of Shares	Number of Shares	Percentage
Agnita Investments Limited	Ordinary Share	3,145,000	31.45%
Great Time Developments Limited	Ordinary Share	1,348,000	13.48%
Ace Frontier Developments Limited	Ordinary Share	1,033,000	10.33%
Cupito Holdings Limited	Ordinary Share	1,033,000	10.33%
Constant Success Investments Limited	Ordinary Share	740,000	7.40%
Bertram Holdings Limited	Ordinary Share	611,000	6.11%
Dragon Year Investments Limited	Ordinary Share	343,000	3.43%
Cheng Wai	Ordinary Share	175,000	1.75%
ESOP	Ordinary Share	300,000	3.00%
Subtotal	Ordinary Share	8,728,000	87.28%
Xueda Education Group	Series A-1 Preferred Share	1,185,000	11.85%
Xueda Education Group	Series A-2 Preferred Share	87,000	0.87%
Total		10,000,000	100%